UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 9, 2012

Bizzingo, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52511	98-0471052
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

63 Main Street, #202, Flemington, New Jersey	08822
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 968-0838

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 9, 2012, the Company entered into Joint Venture Agreement with Sun Enterprises Group, Ltd., a Cayman company. The parties have agreed to establish a Hong Kong joint venture entity, wherein each participant will have an equal equity ownership and ownership rights. The joint venture entity may establish a wholly owned operating company domiciled in the Peoples Republic of China.

The purpose of the joint venture is to provide SaaS (Software as a service) products to Chinese businesses by delivering collaborative intranet abilities and connectivity to international businesses through the Bizzingo B2B social networking platform. This operation will be developed in the PRC through the PRC subsidiary.

The Company, in addition to other contributions, has agreed to issue a royalty free license to the joint venture for the technology surrounding its B2B social networking platform on an exclusive basis for the territory of PRC, Hong Kong, Macau Special Administrative Zone, and Taiwan. In addition, the joint venture entity may act as non-exclusive agent to market, sell and distribute the Bizzingo technology outside the described territory.

Sun Enterprises, among other contributions, has agreed to provide to the joint venture, a management team and the marketing expertise, as well as communications support, and media relationships along established sales channels.

The parties have not established a budget with respect to launching the operations of the joint venture, and intend to do so in the next 60 days.

A copy of the Joint Venture Agreement is attached hereto as Exhibit 10.16. The above description of Joint Venture Agreement is qualified in its entirety by reference to the attached Joint Venture Agreement.

Item 9.01. Financial Statements and Exhibits

Exhibit No.

10.16 Joint Venture Agreement dated February 9, 2012 by and between Bizzingo, Inc. and Sun Enterprises Group, Ltd.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bizzingo, Inc.

Date: February 10, 2011	/s/ Douglas Toth
Douglas Toth
Chairman

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